Exhibit 99.1

Macquarie Group Limited

ABN 94 122 169 279

No.1 Martin Place	Telephone (61 2) 8232 3333
Sydney NSW 2000	Facsimile (61 2) 8232 7780
GPO Box 4294	Internet http://www.macquarie.com.au
Sydney NSW 1164
AUSTRALIA

ASX / MEDIA RELEASE

MACQUARIE GROUP SELLS MAJORITY OF AUSTRALIAN REAL ESTATE MANAGEMENT PLATFORM TO CHARTER HALL

SYDNEY, 12 February 2010 – Further to our ASX announcement on 29 January 2010, Macquarie Group Limited (ASX:MQG, ADR:MQBKY) has today entered into an agreement to sell the majority of its Australian real estate management platform to Charter Hall Group (CHC). This will involve Charter Hall acquiring the management business associated with two listed and three unlisted real estate funds (‘the Platform’) and a portion of Macquarie’s holding in three of these funds.

As part of the consideration, Macquarie has agreed to a placement of CHC securities such that Macquarie will hold 10% of CHC’s securities on issue post the transaction. The remaining consideration will be paid in cash.

Charter Hall is one of the largest specialist real estate fund managers in Australia and will have assets under management in excess of $A10b once the transaction is completed.

The Platform consists of the following real estate funds:

•	Macquarie Office Trust (ASX:MOF);
•	Macquarie CountryWide Trust (ASX: MCW);
•	Macquarie Direct Property Fund (MDPF);
•	Macquarie Martin Place Trust (MMPT); and
•	Macquarie Property Income Fund (MPIF) (together the “Funds”).

As part of the Platform, CHC will also acquire the asset service and property management businesses that support the Funds as well as a portion of Macquarie’s co-investment holdings in three of the Funds. Macquarie will retain shareholdings of 6% and 4% in MOF and MCW respectively.

Macquarie Group Limited	2

Mr Nicholas Moore, Macquarie Managing Director and Chief Executive Officer said: “Consistent with our strategy regarding the listed specialist funds business, Macquarie has undertaken a process to explore alternatives in relation to the future of Macquarie’s Australian real estate platform and maximise value for investors. As a result of this process, Macquarie has identified Charter Hall as a partner with a specialised real estate capability which Macquarie believes will be attractive for Fund stakeholders.”

After taking into account the historical cost of the management businesses and the investments in the Funds, as well as other transaction related costs, the net impact to Macquarie’s FY10 profit is expected to be approximately $A30 million.

Contacts:

Investor Relations	Corporate Communications
Stuart Green	Paula Hannaford
+61 2 8232 8845	+61 2 8232 4102